Exhibit 10.1

Software Reseller Agreement

Between

Siemens Molecular Imaging Limited

And

Vital Images

in respect of

Fusion7D Image Fusion Software

THIS AGREEMENT is made on the 12th day of May, 2006

between

1.                                         Siemens Molecular Imaging Limited, a company registered in England under registered number 3417726 with registered office at Siemens House, Oldbury, Bracknell, Berkshire RG12 8FZ, England (“Siemens”), and

2.                                         Vital Images, Inc. a corporation registered in the State of Minnesota, U.S.A. having its principal place of business at 5850 Opus Parkway, Suite 300, Minneapolis, Minnesota, U.S.A. (“Reseller”).

RECITALS

A.                                   Siemens develops and licenses proprietary PET, SPECT, molecular and multi-modality imaging software products (defined below as the “Products”) and desires to increase the marketing and distribution of the Products.

B.                                     Reseller markets workstation software (defined below as the “Reseller Workstation”) and wishes to market the Reseller Workstation in conjunction with the Products.  Reseller possesses the necessary expertise and marketing organisation to promote, market, distribute and support the Products.

C.                                     The parties now wish to terminate the software reseller agreement as of March 30, 2006 between them with effect from the date of this Agreement, except in relation to existing end users.  In accordance with this Agreement Siemens desires to reappoint Reseller, and Reseller desires reappointment, as a nonexclusive reseller of the Products.

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth, the parties agree as follows:

ARTICLE 1:         DEFINITIONS

For purposes of this Agreement, the following words, terms and phrases shall have the following meanings unless the context otherwise requires:

1.1                                 Associated Company means any company which is in relation to another company its parent undertaking or its subsidiary undertaking, or a subsidiary undertaking of its parent undertaking (and subsidiary undertaking and parent undertaking shall have the meaning given to them in the Companies Act 1985).

1.2                                 Confidential Information means all information designated by a party as confidential and which is disclosed by Siemens to Reseller, is disclosed by Reseller to Siemens, or is embodied in the Products, regardless of the form in which it is disclosed, relating to markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organisation, employees, agents, resellers or business in general, or, in the case of Siemens, the algorithms, programs, user interfaces and organisation of the Products or, in the case of Reseller, the algorithms, programs, user interfaces and organisation for the Reseller Workstation.

1.3                                 End User means a purchaser of Products in the Territory, either from Reseller or from a Dealer Associate appointed in accordance with Article 2.2 of this Agreement.

1.4                                 End User Licence Agreement means the end user licence agreement between Reseller and End Users relating to the use of the Products, which, for purposes of End Users with whom Reseller has entered into contracts on or before March 31, 2006, shall be the Software License

Agreement entered into by Reseller with those End Users, and for all other End Users shall be an end user licence agreement in a form agreed by the parties and failing agreement shall be based on the form set out at Exhibit G.

1.5                                 Excluded Field means pre-clinical use, such as medical image processing to the pharmaceutical domain, in particular: (i) the processing and analysis of images acquired for research purposes to create and tune new treatments, on animal models or on human models, in vivo or in vitro; and (ii) phase I pharmaceutical trials (exploratory pharmaceutical trials, toxicity), phase II trials (study of doses, study of efficiency), phase III trials (study of efficiency for regulatory approval) and phase IV trials (study of the effects of the drug after approval for control and to quantitatively measure the socio-economical impact of the medical treatment).

1.6                                 First Level Maintenance means the first level maintenance to be provided by Reseller to End Users as set out at Exhibit D.

1.7                                 Government Approval means any approvals, licences, registrations or authorisations of any national, state or local regulatory agency, department, bureau or other government entity, foreign or domestic, necessary or expedient for use, marketing, sale or distribution of system or equipment incorporating the Products or the Products themselves (hereinafter called “Transaction”) in a regulatory jurisdiction, including the Japanese Ministry of Health, Labour and Welfare (“MHLW”) or equivalent statutory bodies.

1.8                                 Products means only those computer software products in object code form as described in Exhibit A and any related user documentation as released from time to time by Siemens, including any later authorised releases or versions of such software or documentation during the term of this Agreement.  Products shall conform to specifications as described in Exhibit A.

1.9                                 Reseller Workstation means the hosting software or software and hardware package into which the Products defined in this schedule may be integrated. Reseller Workstation is defined in Exhibit A.

1.10                           Second Level Maintenance means the second level maintenance to be provided by Siemens to Reseller as set out at Exhibit D.

1.11                           Software means the object code for the machine instructions associated with the user level software as embodied in the Products.

1.12                           Territory means the area described in Exhibit B.

1.13                           Update means a change to the Software, including modifications such as a ‘bug fix’ or program patch, or which improves existing functions or features of the Software.  For purposes of this Agreement, an Update includes the latest version or release of previously-purchased Software, such as providing Edition 6 “Advanced” Tier product to End-users who have previously purchased an “Edition 5 Fusion7D licence key,” providing “Edition 6 Access Point only” to End-users who have previously purchased “Edition 5 Fusion7D Access points,” and providing Edition 6 “Enablement of floating licences” to End-users who have previously purchased Edition 5 “Enablement of floating licences.”

1.14                           Upgrade means an enhancement or change to a newer version of the Products which increases the performance of the Software by adding new features or functionality and (i) is marketed by Siemens as a separate product or option: or (ii) is a superior product from the product purchased by the End User, such as if an End User purchases Tier 3, then Tier 4 would be an Upgrade.

ARTICLE 2:         APPOINTMENT

1.15                           Scope.  Siemens hereby appoints Reseller, and Reseller hereby accepts such appointment, from the date of this Agreement as Siemens’ non-exclusive reseller of the Products only in conjunction with the Reseller Workstation in the Territory during the term of this Agreement, subject to all the terms and conditions of this Agreement.  Upon Reseller’s written proposal, Siemens shall discuss in good faith to add new area to the Territory or products to the Products during the term of this Agreement; provided that Siemens may accept or reject Reseller’s proposed additions to the Territory or Products in Siemens’ sole discretion.

1.16                           Dealer Associates. Reseller may appoint one or more:

(a)                                  of its Associated Companies to act as agents of the Reseller to market and distribute the Products within the Territory; and/or

(b)                                 third parties which are not Associated Companies to act as agents of the Reseller to market and distribute the Products within the Territory, subject to the prior written consent of Siemens;

(collectively “Dealer Associates”) provided Reseller enters into an agreement with such Dealer Associates on substantially the same provisions as this Agreement.

1.17                           Use of Terms.  The terms “sale”, “purchase”, “distribution”, “resale”, “Reseller” and “Dealer” are used herein for convenience only and refer to the sale of software licences for the Products.  Reseller hereby acknowledges Siemens retains all right, title and interest in and to the copyrights and other intellectual property rights in the Products and that such Products are to be provided to End Users only through an End User Licence Agreement.

ARTICLE 3:         GENERAL OBLIGATIONS OF THE PARTIES

1.18                           Promotional Materials.  Siemens shall furnish Reseller with a reasonable quantity of Siemens data sheets, brochures and other marketing materials for the Products in the English language for use by Reseller as may be mutually deemed necessary to market the Products.

(a)                                  Electronic copy. In lieu of providing such promotional materials directly, Siemens, at its discretion, may provide Reseller with an electronic media copy of same with a nonexclusive, non-transferable right and licence to use same, without modification of any kind, for the local reproduction or translation of such materials solely for purposes of Reseller’s performance under this Agreement.

(b)                                 Languages. If non-English language versions of such data sheets or brochures or non-English language advertising of the Products are necessary or desirable for effective marketing of the Products in the Territory, if available Siemens shall provide copies or an electronic copy, but if not available Reseller shall arrange and pay for the preparation of such non-English language materials.  In all cases, Siemens shall be the sole and exclusive owner of the copyrights in any such materials, regardless of language.

1.19                           Modification and Integration.  Reseller shall perform all necessary modifications to the Reseller Workstation to ensure full integration between the Products and the Reseller Workstation.  Siemens shall provide reasonable support by telephone and email to support such modification work.  Reseller shall grant to Siemens an irrevocable royalty-free transferable licence to such modifications.  Reseller shall have full responsibility for undertaking any such modification work, and shall follow any guidelines which are published by Siemens for the execution of such work.  Siemens shall not be liable for any software errors or faults which are caused directly or indirectly by the modifications performed by Reseller.  Subject to agreement on the scope of work and charges payable, Siemens shall make modifications to the Products to assist their integration with the Reseller Workstation.

1.20                           Training.  Siemens will provide training on the Products to Reseller in accordance with terms and conditions set forth in Exhibit E hereof.

1.21                           Marketing and other Obligations of Reseller.  Reseller shall:

(a)                                  use its best endeavours to further the promotion, marketing and distribution of the Products in the Territory, in accordance with the marketing plan prepared by the Reseller in consultation with Siemens, and if requested by Siemens cease using any advertising or promotional materials Siemens considers not to be in Siemens’ best interests;

(b)                                 demonstrate the Products at trade shows and user conferences in the Territory where the Reseller Workstation is being marketed;

(c)                                  conduct its business in a professional manner, which will reflect positively upon Siemens and the Products;

(d)                                 at all times to display, demonstrate and otherwise represent the Products fairly in comparison with competitive products from other suppliers;

(e)                                  not make any promises or representations or give any warranties, guarantees or indemnities in respect of the Products except such as are contained in an End User Licence Agreement or as expressly authorised by Siemens in writing and not supply the Software to any person knowing that it does not meet that person’s specified requirements;

(f)                                    install only authorised versions of the Products as supplied by Siemens for End Users;

(g)                                 promptly respond to all inquiries or complaints from End Users, to provide all necessary and appropriate First Level Maintenance and to cooperate with Siemens in the provision of the Second Level Maintenance;

(h)                                 provide Siemens with appropriate details of all material complaints and bugs found in the Products, whether product issues were discovered by Reseller or End Users;

(i)                                     supply to Siemens such reports, returns and other information relating to orders and projected orders for the Products and regarding customers as Siemens may from time to time reasonably require;

(j)                                     not make Products available to competitors of Siemens;

(k)                                  not include any Products in any tender, quotation or sale of Reseller Workstations in conjunction with competitors of Siemens or where such competitors are a partner or co-supplier or have a material or commercial interest in the tender, quotation or sale.  For the purposes of this Article, “competitor” shall include, without limitation, GE Healthcare and Philips Medical Systems;

(l)                                     abide by all applicable laws and regulations in the Territory; and

(m)                               permit Siemens and its authorised agents at all reasonable times to enter any of Reseller’s premises for the purpose of ascertaining that Reseller is complying with its obligations under this Agreement (and Reseller hereby irrevocably licenses Siemens, its employees and agents to enter any such premises for such purpose).

1.22                           Siemens Sales Support.  Siemens shall provide reasonable sales support to Reseller including, but not limited to, assisting Reseller in the demonstration of the Products, participating in sales presentations and assisting in the preparation of RFP responses.  Such sales support shall be limited to ** person days per year, and the cost of providing suitably trained staff to provide this support shall be borne by Siemens.  Reasonable travel, accommodation and subsistence costs incurred by Siemens when providing such sales support at the request of Reseller shall be reimbursed in full by Reseller on presentation of receipts or invoices for such expenses.

1.23                           Reverse Engineering.  Reseller shall not reverse engineer, decompile or disassemble the Products and shall not knowingly allow any other person to do so.

1.24                           Product Sunsetting.  Siemens may, at its sole discretion, by written notice to Reseller withdraw any or all of the Products from the market or from this Agreement at any time.  To enable Reseller to effectively perform its duties under this Agreement, Siemens will use reasonable efforts to provide Reseller with at least six (6) months’ advance written notice of such Product withdrawals and of the replacements for such withdrawn Products. If a Product is withdrawn from this Agreement, Reseller shall return to Siemens all unsold copies of such Product held by Reseller, and the software library and master encryption key relating to that Product.  Siemens shall continue to make available to Reseller Second Level Maintenance in relation to such Product for a period specified in that notice which shall be at least five years from the date of such notice.

1.25                           Sales Forecasts.  Upon Siemens’s request and no more than once per quarter, Reseller shall provide Siemens with a forecast of estimated installations and sales of Products in the then current quarter.

1.26                           Reports.  Reseller shall within 14 days of the end of each calendar month provide to Siemens a report signed by an officer of Reseller with such details of End Users and Service End Users (as defined in Article 6.1) as Siemens may advise from time to time relating to such period, including (without limitation) the details described in Exhibit F.

ARTICLE 4:         PRODUCT DELIVERY

1.27                           Software Library.  Siemens shall promptly provide to Reseller a software library of the Products with a master encryption key and from time to time Updates or Upgrades [as agreed by the parties].  The Reseller shall keep such software library and master encryption key strictly confidential and not disclose them to any other party.  The Reseller shall use the software library and master encryption key only in accordance with this Agreement.

1.28                           Reproduction of the Products.  Reseller shall use the software library to produce copies of the Products only in such form approved by Siemens (and in particular shall reproduce Siemens’ copyright and proprietary notices on every such reproduction) and shall only make such number of copies as are necessary to satisfy Reseller’s obligations pursuant to End User Licence Agreements together with a reasonable number of copies for demonstration, support and training purposes pursuant to Article 5.2.  Reseller shall implement a copy protection mechanism approved in writing in advance by Siemens to prevent unauthorised use of the Products on each copy of the Products made by Reseller.

1.29                           Installation of Products.  Reseller shall have the sole responsibility for the installation of Products into an End User’s Reseller Workstation in the Territory in accordance with the standards and specifications established by Siemens from time to time and provided to Reseller hereunder.  Reseller shall not provide the Products to any party for use outside the Territory.

** Confidential Treatment has been requested, the portion indicated has been redacted and the redacted portion has been separately filed with the Securities and Exchange Commission.

1.30                           Customer Pricing.  Reseller will have the right, in its sole discretion, to determine the fees, prices and other amounts that it will charge to End Users for the Products and for any related services. Siemens reserves the right to publish the list prices for the products as provided in Exhibit C.

1.31                           End User Licence Agreement.  Reseller shall prepare a standard form End User Licence Agreement for use with End Users in each jurisdiction of the Territory compatible with applicable law in that jurisdiction.  Reseller shall ensure that all End User Licence Agreements shall ** unless prohibited by applicable law.  Except as provided in Article 5.3, Reseller shall not, and shall procure that End Users do not, deliver possession of any copies of the Products to any third party unless that person has first entered into an End User Licence Agreement with Reseller.  Reseller shall keep a copy of each executed End User Licence Agreement entered into by End Users, and make such copies available to Siemens for inspection at any time on reasonable notice.

1.32                           Reseller shall procure that each End User complies with its End User Licence Agreement.  Reseller undertakes to Siemens to comply with and perform its obligations under each End User Licence Agreement fully and promptly.  If Reseller fails to comply with any of its obligations under an End User Licence Agreement, Siemens or its representative may effect compliance on behalf of Reseller, after providing Reseller with written notice of such failure and a reasonable opportunity to cure, in which case Reseller shall reimburse Siemens all reasonable costs and expenses incurred by Siemens or its representative as a result.

ARTICLE 5:         LICENCES

1.33                           Reseller Licence.  Subject to Article 5.4, Siemens hereby grants Reseller a non-exclusive licence to reproduce, distribute and sub-license the Products for clinical use and provide First Level Maintenance on the terms and conditions set out in this Agreement.

1.34                           Reseller Demonstration Licence.  Subject to Article 5.4, Siemens agrees to grant to Reseller a royalty-free, non-exclusive, non-sublicenseable software licence, for the latest version of the Products, solely for Reseller’s own customer demonstration and promotional, training, verification and support use and to enable Reseller to perform the modifications to the Reseller Workstation as set out in Article 3.2.  Reseller shall ensure all copies of the Products for these uses include the copy protection mechanism approved by Siemens in accordance with Article 4.2 and notify Siemens of such copies in the report to be provided by Reseller in accordance with Article 3.9.  If Siemens determines the number of such copies is greater than an appropriate level, the Reseller shall reduce the number of such copies to the number notified by Siemens in its absolute discretion.

1.35                           Customer Trial Licence.  Subject to Article 5.4, Siemens agrees to grant Reseller the right to provide 30 day trial licences for the use of the Products for clinical use to prospective customers, for evaluation purposes only. Only one such trial period may be offered to any site for any Product. On demand, Reseller shall provide Siemens with a list of all sites currently enjoying use of the Products on such a trial basis. Reseller agrees to make commercially reasonable efforts to support sites using the Products on a trial basis, and to make commercially reasonable efforts to make a sale of the Product to the site at the end of the trial period. Siemens is not obliged to provide support for sites operating the Products on a trial basis. There shall be no charge for 30 day trial licences as described in this Article.  Reseller shall ensure that trial users cease all use of the Products on expiry of the 30 day licence period.

1.36                           The licences granted by Siemens under this Agreement cover use of the Products for clinical use, but specifically exclude the Excluded Field.

** Confidential Treatment has been requested, the portion indicated has been redacted and the redacted portion has been separately filed with the Securities and Exchange Commission.

ARTICLE 6:         SOFTWARE MAINTENANCE SERVICES

1.37                           Maintenance Support Agreements.  For each End User purchasing a licence for the Products in the Territory, Reseller shall use its reasonable efforts to persuade such End User to purchase annual software maintenance services under a software maintenance program (a “Maintenance Support Agreement”).  A Maintenance Support Agreement shall entitle the End User purchasing it (a “Service End User”) to receive from the Reseller, free of charge, all Updates (but not Upgrades) to the Products that have been purchased by the Service End User that are issued during the term of the Maintenance Support Agreement.  Reseller and Siemens agree that newly released options to the Products shall be excluded from such Updates, unless explicitly agreed between the parties.  Reseller shall within 30 days of each new Maintenance Support Agreement or renewal thereof pay to Siemens the maintenance fees due for such Service End Users.

1.38                           First Level Maintenance Service.  Reseller shall provide First Level Maintenance to all End Users for the first year of their licence and to all Service End Users as long as they remain Service End Users as set out in Exhibit D.  If a Service End User’s Maintenance Support Agreement lapses for any reason, and Reseller at a later date again provides software maintenance services to that Service End User, Siemens reserves the right to charge the Reseller an appropriate fee to bring such Service End User up to date with its software maintenance services.

1.39                           Second Level Maintenance Service.  Siemens shall provide the Second Level Maintenance to Reseller for the Products, subject to withdrawal of Second Level Maintenance for non-current releases of the Products set out in Article 6.4.  Reseller shall assist Siemens in providing the Second Level Maintenance if at any time Siemens determines, at its sole discretion, to provide Second Level Maintenance directly to an End User.  For the avoidance of doubt, maintenance services shall not include Upgrades which must be purchased by End Users as additional items.

1.40                           Version Sunsetting.  Siemens may at any time, at its sole discretion, by written notice to Reseller withdraw the provision of Second Level Maintenance for any release of the Products, except the most current release.  If Siemens withdraws Second Level Maintenance for a particular release and Reseller is providing First Level Maintenance to fully paid up Service End Users for such release, Siemens shall make available to Reseller free of charge for those Service End Users a release of the Product for which Siemens provides Second Level Maintenance.  Siemens shall not be responsible for any associated costs of the Reseller or Service End Users.  Siemens will provide Second Level Maintenance for previous releases for at least twelve (12) months following the subsequent release.

1.41                           End User Contact.  Reseller shall have the primary responsibility for direct contact with End Users in the Territory in regard to the function, application, or maintenance of the Products under the First Level Maintenance and the Second Level Maintenance.

1.42                           Patch Certification.  If as a result of a substantial change to the operating system of Service End Users, which may include any security update or critical update issued by Microsoft, the Products when properly installed and operated, do not perform substantially the functions in the functional specification for the Products, or if the Products prohibit the operating system from functioning properly after the issuance of the security update or critical update, at the written request of the Reseller at any time, Siemens shall as soon as reasonably practicable use all commercially reasonable efforts to provide an Update and certification of the Products to work with a modified operating system from the prior version of the operating system upon which the Products are then currently certified.  Not to exclude other modifications of the operating system, but the parties acknowledge that a substantial change to the operating system may result from the issuance by the manufacturer of the operating system of a critical update or a security update. Following such a substantial change to the operating system, if Siemens does not certify the Products as soon as reasonably practicable after the request of the Reseller, and any Service End User discontinues use of the Products because of the non-certification, maintenance service fees for such Products shall be suspended for such Service End User during the period in which the Products are not certified, and any prepaid maintenance fees shall be credited to future service fees or license fees for such Service End User due under this Agreement.

ARTICLE 7:         PRICES AND PAYMENTS

1.43                           Prices. Reseller shall pay Siemens in accordance with the prices for the Products or for Maintenance Support Agreements as specified in the Product Price List attached at Exhibit C hereto (the “Product Price List”), as the same may be modified in accordance with Article 7.2 below for each copy of the Products provided directly or indirectly by Reseller made within 30 days after the end of each calendar month.  All prices are exclusive of any value added tax and other applicable sales taxes, local taxes, tariffs and fees which may be applicable.

1.44                           Price Changes.  At any time during the term of this Agreement, Siemens may increase or reduce the prices for the Products and for Maintenance Support Agreements set forth in the Product Price List at its sole discretion by providing Reseller with 6 months prior written notice of such change.  Increased prices for Products or for Maintenance Support Agreements shall not apply to any purchase orders accepted prior to the effective date of the price increase unless such orders provide for delivery, and delivery in fact is made, more than 90 days after the date of acceptance of the order.  Price decreases with respect to Products or Maintenance Support Agreements shall be effective immediately upon written notice to Reseller on such Products that are not yet delivered and Maintenance Support Agreements that have not commenced.  Upon any change of the Product Price List by Siemens in accordance with this Article 7.2, the new Product Price List shall be annexed to this Agreement and shall become the new Product Price List for all purposes of this Agreement until subsequently modified in accordance with this Article 7.2.

1.45                           Payment Terms.  If any payment remains outstanding after it becomes due, Siemens shall be entitled to charge interest of **per month (or part thereof).

1.46                           Product Pricing Review.  A review of the Product Price List will be conducted annually from the date of this Agreement.

1.47                           Record Keeping and Audit.  Reseller shall keep and shall make available to Siemens on request accurate records to enable Siemens to verify all payments due to it.  During the term of this Agreement and for any period thereafter during which payments continue to accrue and upon 15 business days’ prior written notice to Reseller, Siemens shall have the right at any time, during Reseller’s normal business hours, to send an independent accountant (not generally providing services to Siemens except in respect of other audits) to audit the records of Reseller relating to the sale of Products and related services and to verify the payments due to Siemens under this Agreement.  Reseller shall give such accountant full access to its premises, computers, employees and relevant records for such purpose.  Siemens shall use its reasonable endeavours to procure that such accountant shall keep confidential the information which comes to his knowledge as a consequence of his audit (and to enter into any confidentiality undertaking reasonably requested by Reseller in respect thereof prior to any disclosure) except that the accountant shall be entitled to reveal to Siemens any information necessary to provide Siemens with confirmation of the accuracy of Reseller’s remittances or any deviations therefrom.  If an audit reveals a deficiency of 10 per cent or more of the payments remitted Reseller shall pay the costs of the audit.  Payment of such costs and any deficiency shall be made by Reseller within 7 days after Reseller shall have received written notice thereof from Siemens together with a copy of the accountant’s report and, if applicable, an invoice showing the amount due.  Any such deficiency shall carry interest in accordance with Article 7.4 from the date it was originally due.

** Confidential Treatment has been requested, the portion indicated has been redacted and the redacted portion has been separately filed with the Securities and Exchange Commission.

ARTICLE 8:         TAXES

1.48                           Reseller shall pay all duties and taxes to be imposed as a result of the existence or operation of this Agreement, including sales tax, import or export duty or tax, and any other.  Notwithstanding the foregoing, any income tax imposed by a government or its sub-division within the Territory on the payments to be made to Siemens under this Agreement shall be withheld at remittance to Siemens and paid to the tax authorities in the Territory by Reseller.  Reseller shall pay all sums payable without deduction unless required by law in which case Reseller and Siemens shall co-operate in all respects and take all reasonable steps necessary to: (1) lawfully avoid the making of any such deductions or (2) enable Siemens to obtain a tax credit in respect of the amount withheld.  If payments are subject to withholding or other income taxes, Reseller shall ensure that such sum is paid to Siemens as shall, after deduction of such withholding or other income tax, be equivalent to the payments otherwise payable under this Agreement.  If required in order to obtain a tax credit, Reseller shall provide to Siemens a tax receipt certifying payment of the withheld amount which is issued by the said tax authorities.  At no time shall either party to this Agreement have any obligation to pay or to contribute to the payment of any tax levied by the taxing authorities of any nation, state, subdivision of either, or other governmental authority (whether within the Territory or not) on the income or profits of the other party.

ARTICLE 9:         APPROVALS; ADVERSE REACTIONS; PRODUCT RECALLS

1.49                           Government Approval.  Siemens shall make diligent efforts to support the preparation and filing of all applications by Reseller required to obtain any necessary Government Approval for each country in the Territory, Reseller shall keep Siemens apprised of its progress with respect to any such applications.  Siemens shall furnish Reseller, at Reseller’s cost, with such assistance and cooperation as may be reasonably requested by Reseller in connection with the securing of such Government Approval.

1.50                           Compliance.  Siemens and Reseller shall each comply with all applicable regulatory requirements, including the provision of information by Reseller to Siemens necessary for Siemens to comply with its medical device reporting requirements in the Territory.

1.51                           Adverse Event Reporting.  Reseller shall advise Siemens, by telephone or facsimile, within 24 hours after Reseller first believes, acting reasonably, that an adverse event from the use of any Product or malfunction of any Product has occurred, including any event which has resulted in or may result in personal injury or death.  Unless otherwise required by applicable local laws, Reseller shall advise Siemens of any such adverse event prior to any report or filing being made with any other regulatory body without territorial restriction.

1.52                           Corrective Action.

(a)                                  Notice of Corrective Action.  If Siemens believes that a corrective action with respect to the Products is in its sole discretion desirable or required by law, or if any governmental agency having jurisdiction shall request or order any corrective action with respect to the Products, including any recall, End User notice, restriction, change, corrective action or market action or any Product change, Siemens shall promptly notify Reseller.  Any and all corrective actions shall be conducted at the expense of Siemens, except costs associated with notifying End Users of such corrective action.  Reseller shall maintain complete and accurate records, for such periods as may be required by applicable law, of all Products sold by it and any of its Dealer Associates.  The parties shall cooperate fully with each other in effecting any corrective action with respect to the Products pursuant to this Article 9.4, including communication with any End User and Reseller and its Dealer Associates shall comply with all reasonable directions of Siemens regarding such corrective action.  This Article 9.4 shall not limit the obligations of either party under law regarding any corrective action with respect to the Products required by law or properly mandated by governmental authority.

(b)                                 Refund.  If any Products are required to be returned to Siemens pursuant to this Article 9.4 and no replacement is provided therefore by Siemens, Siemens shall refund to Reseller any licence fees paid by Reseller.

ARTICLE 10:       WARRANTIES AND REPRESENTATIONS; INDEMNIFICATION

1.53                           Product Warranties.  Siemens warrants to Reseller that, for a period of twelve (12) months from the date the Product is received by Reseller (the “Warranty Period”), the Products, when properly installed and operated, shall perform substantially the functions described in the functional specifications for the Products, as contained in the applicable written documentation for the Products.  The express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law, custom, trade usage, course of dealing or otherwise, all of which are hereby excluded to the fullest extent permitted by law.

1.54                           Exclusive Remedy.  Siemens’s entire liability for any warranty claim made by Reseller under Article 10.1 above, and Reseller’s exclusive remedy for any such claim, shall be for Siemens, at its option, either (i) to replace any defective media which prevents the Products from satisfying the limited warranty described in Article 10.1, (ii) to attempt to correct any material and reproducible errors reported by Reseller; or (iii) to terminate this Agreement and refund that part of the fees paid by Reseller for the Products which the Reseller has refunded to End Users after using commercially reasonable efforts to reduce the level of refunds Reseller gives to End Users.

1.55                           Warranty Extension.  During the Warranty Period, the remedies provided in Article 10.2 above shall be applied to Products replaced or corrected by Siemens under warranty; but the replacement or correction of a Product under Article 10.2 shall not commence a new Warranty Period.

1.56                           Product Warranties to End Users.  Siemens hereby authorises Reseller to transfer the Product warranty provided under Article 10.1 to End Users who purchase Products from Reseller or a Dealer Associate.  The Warranty Period for End Users shall commence after any applicable delivery or acceptance period but no later than 30 days after delivery to the End User.  As part of its First Level Maintenance obligations, Reseller shall inform Siemens promptly of any claims made by End Users in the Territory under such software warranties.  Reseller shall ensure that all such warranty claims shall be made promptly in writing and shall state the nature and details of the claim, the date the cause of the claim was first observed and the serial number of the Products concerned, if any.

1.57                           Warranties to Reseller.  Siemens hereby represents and warrants to Reseller:

(a)                                  Siemens owns or has the lawful right from others to grant the rights to market and distribute the Products as set forth in this Agreement;

(b)                                 Siemens has no knowledge of any infringement by the Products of any third party intellectual property rights, such as patents, copyrights, trade secrets or trademarks; and

(c)                                  Siemens has taken all appropriate corporate action to authorise execution and performance of this Agreement.

1.58                           Product Indemnification.  Siemens shall indemnify Reseller against any claim (or claim for indemnity from any licensee against a claim) that the normal use or possession of the Products infringes the intellectual property rights of any third party provided that Siemens is given immediate and complete control of such claim, that Reseller does not prejudice Siemens’ defence of such claim, that Reseller gives Siemens all reasonable assistance with such claim and that the claim does not arise as a result of the use of the Products otherwise than in accordance with the terms of this Agreement or an End User Licence Agreement or with any equipment or programs not approved by Siemens.  If a Product is found to infringe any such third party intellectual property right, at Siemens’s sole discretion and expense, Siemens may (i) obtain a licence from such third party for the benefit of Reseller and its End Users, or (ii) replace or modify the Product so that it is no longer infringing, or (iii) terminate this Agreement and refund to Reseller all amounts previously paid by Reseller for the Products less a reasonable amount to reflect any period of use of the Products by Reseller and/or its End Users.  The foregoing states the entire liability of Siemens to Reseller in respect of the infringement of the intellectual property rights of any third party.

1.59                           Indemnification.  Reseller hereby agrees to indemnify, defend and hold Siemens harmless from any and all claims, demands, losses and liabilities, including any reasonable costs or legal fees thereby incurred by Siemens, resulting from Reseller’s acts or omissions, including, without limitation, misrepresentations regarding the Products, any violation by Reseller or any Dealer Associate of applicable laws or regulations relating to the marketing and distribution of the Products, any breach by an End User of its End User Licence Agreement, any provision of copies of any of the Products to third parties by Reseller or an End User without corresponding payment to Siemens by Reseller or any breach of any provision of this Agreement.

1.60                           Limitations of Liability.  With the exception of Reseller liability for breach of the terms of the software licence in Article 5.1, each party’s liability in each year of this Agreement shall be limited to the sums paid by Reseller to Siemens in that year.  With the exception of Reseller liability for breach of the terms of the software licence in Article 5.1, each party’s aggregate liability under this Agreement shall be limited to the prices paid for the Products under this Agreement.  With the exception of Reseller liability for breach of the terms of the software licence in Article 5.1, in no event shall either party be liable to the other party for loss of profits or revenues or data, or any direct, indirect, special, incidental, consequential, punitive or exemplary damages, even if it has been advised of the possibility of such damages.  Neither party excludes any liability for death or personal injury caused by that party’s negligence or for fraudulent misrepresentation.

ARTICLE 11:       CONFIDENTIALITY

1.61                           Confidential Information; Term.  All Confidential Information shall be deemed confidential and proprietary to the party disclosing such information hereunder (the “Disclosing Party”).  The party that receives Confidential Information from a Disclosing Party (the “Receiving Party”) may use the Disclosing Party’s Confidential Information during the term of this Agreement only as permitted or required for the Receiving Party’s performance hereunder.  The Receiving Party shall not disclose or provide any Confidential Information to any third party and shall take reasonable measures to prevent any unauthorised disclosure by its employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements.  The foregoing duty shall apply to any Confidential Information for as long as it remains confidential.

1.62                           Exclusions.  The following shall not be considered Confidential Information for the purposes of this Article 11:

(a)                                  Information which is or becomes in the public domain through no fault or act of the Receiving Party;

(b)                                 Information which was independently developed by the Receiving Party without the use of or reliance on the Disclosing Party’s Confidential Information; or

(c)                                  Information which was provided to the Receiving Party by a third party under no duty of confidentiality to the Disclosing Party.

1.63                           Permitted Disclosure.  Nothing in Article 11.1 shall restrict disclosure by either party as required by applicable law, regulation, or the order of any court or administrative agency having jurisdiction regarding such matters, provided, however, that:

(a)                                  If the Receiving Party becomes legally compelled to disclose any Confidential Information, it shall immediately notify the Disclosing Party so that the Disclosing Party, at its sole and exclusive option, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement.

(b)                                 If the Disclosing Party elects to seek a protective order or other appropriate remedy, the Receiving Party shall cooperate with, and not object to, any such actions.

(c)                                  If a protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party shall furnish only that portion of such Confidential Information which the Receiving Party reasonably believes, based on the advice of its legal counsel, is legally required to be disclosed.

1.64                           Cooperation.  At the Disclosing Party’s request, the Receiving Party shall cooperate fully with the Disclosing Party in any and all legal actions taken by the Disclosing Party to protect its rights in its Confidential Information.  The Disclosing Party shall bear all out-of-pocket costs and expenses reasonably incurred by the Receiving Party in the course of such cooperation.

ARTICLE 12:       TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS

1.65                           Use of the Name Siemens and of the Trade Mark SIEMENS and other Trade Marks.  No reference to Siemens shall be made on Reseller’s stationery, business cards, sales promotional or other written material without the prior written approval of Siemens.  Subject to revocation by Siemens at any time, Reseller shall be permitted to use the trade mark SIEMENS and FUSION7D registered in Siemens’ name for the purposes of advertising or promoting the sale of the Products, provided that Reseller observes the applicable Siemens procedures and uses only those trade mark designs approved in writing in advance by Siemens.  Subject to Article 13.3, upon termination of this Agreement, Reseller shall immediately cease to use in any manner whatsoever the name Siemens and the trade mark SIEMENS as well as any other trade mark in which Siemens has any rights.

1.66                           Reseller shall notify Siemens immediately if Reseller becomes aware of any unauthorised use of any of the Products or any of the intellectual property rights therein or relating thereto and will assist Siemens (at Siemens’ expense) in taking all steps to defend Siemens’ rights therein.

1.67                           No reference to Reseller’s trade name and the trade name of its products shall be made on Siemens’ stationery, business cards, sales promotional or other written material without the prior written approval of Reseller, provided that during the term of this Agreement Siemens is authorized identify Reseller as an authorized reseller of the Products and to identify those of Reseller’s products with which the Products operate.  Subject to Article 13.3, upon termination of this Agreement, Siemens shall immediately cease to use in any manner whatsoever the trade name of Reseller and its products, as well as any trade marks in which Reseller has any rights.

ARTICLE 13:       TERM AND TERMINATION

1.68                           Term.  This Agreement shall take effect as of the date of this Agreement and shall have a term ending on May 12, 2008.

1.69                           Termination.  Notwithstanding the provisions of Article 13.1 above, this Agreement may be terminated earlier by either party upon written notice to the other party:

(a)                                  If the other party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership or otherwise loses legal control of its business voluntarily;

(b)                                 If the other party is in material breach of this Agreement and has failed to cure such breach within thirty (30) days of receipt of written notice thereof from the first party.  In the case of Reseller material breach shall include, without limitation, any breach of Article 3.9, 4.5, 4.6 or 7.1;

(c)                                  If an event of Force Majeure continues for more than six (6) months;

(d)                                 by Reseller if Siemens AG’s ownership (which may be indirect) in Siemens falls to 50% or below;

(e)                                  by Siemens if there is a change in control of Reseller; or

(f)                                    upon mutual agreement by both parties.

1.70                           Rights and Obligations on Termination.  In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

(a)                                  Neither party shall be released from the obligation to make payment of all amounts then or thereafter due and payable;

(b)                                 Reseller shall return to Siemens the software libraries for the Products, any master encryption keys provided by Siemens, all copies of Products and all related documentation held by Reseller;

(c)                                  The rights of any End Users and Service End Users who hold a valid and binding End User Licence Agreement prior to the effective date of such termination shall not be affected;

(d)                                 Reseller shall continue to provide First Level Maintenance to all Service End Users and End Users entitled to receive it and all provisions of this Agreement in respect of the provision of such First Level Maintenance and payments in relation thereto shall continue in full force and effect unless otherwise directed by Siemens, in which case Reseller shall promptly co-operate with such direction; and

(e)                                  The parties’ obligations under Articles 6, 7, 8, 10, 11, 13, 15, and 16 shall survive any termination of this Agreement.

1.71                           No Compensation.  In the event of any termination of this Agreement under Article 13.2, subject to Article 13.3(a), neither party shall owe any compensation to the other party for lost profits, lost opportunities, goodwill or any other loss or damage as a result of or arising from such termination.  Reseller shall not be entitled to any compensation or indemnity (whether for loss of distribution rights, goodwill or otherwise) as a result of the termination of this Agreement in accordance with its terms.

ARTICLE 14:       FORCE MAJEURE

1.72                           Definition.  “Force Majeure” shall mean any event or condition beyond the reasonable control of either party which prevents, in whole or in material part, the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable.  Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: acts of State or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy or other supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion, or any refusal or failure of any governmental authority to grant any export licence legally required.

1.73                           Notice.  Upon written notice to the other party, a party affected by an event of Force Majeure shall be suspended without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder.  Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences.  The party claiming Force Majeure shall also promptly notify the other party of the termination of such event.

1.74                           Suspension of Performance.  During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

ARTICLE 15:       DISPUTE RESOLUTION

1.75                           Dispute Resolution.  Except as provided in Article 15.2 below, Siemens and Reseller shall each use its best efforts to resolve any dispute between them promptly and amicably and without resort to any legal process if feasible within thirty (30) days of receipt of a written notice by one party to the other party of the existence of such dispute.  Except as provided in Article 15.2 below, no further action may be taken under this Article 15 unless and until executive officers of Siemens and Reseller have met in good faith to discuss and settle such dispute, unless the other party has refused to do so on 14 days’ notice.  The foregoing requirement in this Article 15.1 shall be without prejudice to either party’s right, if applicable, to terminate this Agreement under Article 13 above.

1.76                           Litigation Rights Reserved.  If any dispute arises with regard to the unauthorised use or infringement of the Confidential Information by any party hereto, the party whose Confidential Information is being infringed may seek any available remedy at law or in equity from a court of competent jurisdiction.

ARTICLE 16:       MISCELLANEOUS

1.77                           Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purposes whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.  Each party is acting as an independent contractor.

1.78                           Assignment.  Neither party may assign or transfer this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party, except that Siemens may assign this Agreement in the case of a merger, sale of shares or assets or other reorganisation; provided that any permitted assignee agrees in writing to be bound by the terms of the Agreement.  Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of any permitted assignee.  Any attempted assignment in violation of this Article 16.2 shall be void.

1.79                           Notices.  Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, by private courier service, or by facsimile addressed to the respective addresses of the parties as written below or at such other addresses as the respective parties may designate by like notice from time to time.  Notices so given shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following domestic mailing or the tenth (10th) day following international mailing, as may be the case, whichever occurs first.

Reseller	Address:	5850 Opus Parkway, Suite 300
Minnetonka, Minnesota 55343
U.S.A.
	Attention:	General Counsel
	Facsimile Number	952-487-9530

Siemens	Address:	Siemens House
Oldbury
Bracknell
Berkshire
RG12 8FZ
	Attention:	Managing Director
Siemens Molecular Imaging Ltd
	Facsimile Number	+44 (0)1865 265501

1.80                           Entire Agreement.  This Agreement, including the Exhibits hereto which are incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all proposals, oral or written, and all negotiations, conversations, discussions, and previous distribution or value added reseller agreements heretofore between the parties.  The parties agree that the software reseller agreement made as of March 30, 2006 by and between Reseller and Siemens shall terminate with effect from the date of this Agreement, except in relation to existing end users who received products under that agreement up to the date of this Agreement.

1.81                           Amendment.  This Agreement may not be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written amendment signed by both parties hereto.

1.82                           Publicity.  This Agreement is confidential, and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial or legal details of this Agreement without the other party’s prior written approval, which approval shall not be unreasonably withheld.  However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with governmental rules, regulations or other governmental requirements.  In such event, the publishing party shall furnish a copy of such disclosure to the other party.

1.83                           Governing Law.  This Agreement shall be governed by and interpreted under the laws of England and Wales.  All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.  The venue of arbitration shall be an agreed location in the USA, or if not agreed a location determined by the arbitrator(s).

1.84                           Severability.  If any provision of this Agreement is found unenforceable under any of the laws or regulations applicable thereto, such provision terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Agreement.

1.85                           Counterparts.  This Agreement may be executed by facsimile and in two or more counterparts in the English language and each such counterpart shall be deemed an original hereof.  In case of any conflict between the English version and any translated version of this Agreement, the English version shall govern.

1.86                           Waiver.  No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

1.87                           Further Assurances.  The parties shall perform all such further acts, provide such further documents or written assurances, and execute such further documents as are reasonably required or necessary to carry out the acts and transactions contemplated by this Agreement.

SIGNATURES AND DOCUMENT AUTHORISATION

AS WITNESS, the parties’ duly authorised representatives have signed this Agreement the day and year first above written.

SIEMENS MOLECULAR IMAGING LIMITED	Vital Images, Inc

By /s/ Chris Behrenbruch	By /s/ Michael H. Carrel

Name Chris Behrenbruch	Name Michael H. Carrel

Title Vice President — Applications	Title Chief Operating Officer and Chief Financial Officer

EXHIBIT A:          SPECIFICATIONS, PRODUCT AND PRODUCT PACKAGING

1.  The Products:

•                   Fusion7D Image Fusion Software

•           Tier 1 — Fusion Viewer

•           Tier 2 — Basic Fusion

•           Tier 3 — Standard Fusion

•           Tier 4 — Advanced Fusion

•                   Additional options which Siemens fully integrates and supports as part of the Fusion7D image fusion software, currently

•           RTist

•           Burn To CD Viewer

•           Fusion MIP

•           DICOM Print

•                   Upgrades or Updates to the Products listed above.

2.  Reseller Workstation

Vitrea

3.  Software Specifications for the Products on the Reseller Workstation

Base OEM Edition Fusion7D.

4.  Product Packaging:

None.  OEM software product supplied on single compact disc.

EXHIBIT B:          SALE AND REGULATORY TERRITORIES

North America, European Union, Other European Territories

The addition of other countries are subject to the agreement of Siemens in accordance with Article 2.1.

EXHIBIT C:          PRODUCT AND MAINTENANCE PRICE LIST

1.  Product and Maintenance Pricing:

Product Licence Fees

All prices are exclusive of any local taxes and fees which may be applicable.

The following pricing shall apply when Reseller deploys the Products as an option on the Reseller Workstations sold by Reseller in the Territory:

USD ($)	List Price to end User	1 – 100	101 – 200	201 – 300	Over 300
Tier 1 (node locked)	**	**	**	**	**
Tier 2 (node locked)	**	**	**	**	**
Tier 3 (node locked)	**	**	**	**	**
Tier 4 (node locked)	**	**	**	**	**
Concurrent licencing enablement*	**	**	**	**	**

*within any network of access points, node locked licences as specified may be floated across the network of access points on payment of a one off charge per site as specified.

All discount tiers are cumulative throughout the term of the Agreement.

The following options may be added to any tier subject to payment of an additional licence fee as specified in the table below. Where licences float across a network of access points, an option must be added to all available licences for a given tier, and each individual licence shall attract an additional option charge as specified below. For example, where three licences float across a network of access points and the end user elects to add the ‘Burn to CD Viewer’ option, each floating licence shall be upgraded to support ‘Burn to CD Viewer’ at a list price to end user of ** per licence or ** in total. Option prices are the same regardless of whether the base tier is node locked or floated.

USD ($)	List Price to end User	1 – 100	101 – 200	201 – 300	Over 300
RTist	**	**	**	**	**
Burn to CD Viewer	**	**	**	**	**
DICOM Print	**	**	**	**	**
Fusion MIP	**	**	**	**	**

Software Maintenance Services Fees

•                   For maintenance provided by Reseller to an End User, Reseller shall pay to Siemens annual maintenance fees equal to ** of the software licence fees paid by Reseller to Siemens.

•                   Maintenance may be purchased for a ** period at a rate of ** per annum.

** Confidential Treatment has been requested, the portion indicated has been redacted and the redacted portion has been separately filed with the Securities and Exchange Commission.

EXHIBIT D:          MAINTENANCE

First Level Maintenance to be provided by Reseller to End Users

•                             Preferred maintenance, to include priority telephone support, priority email support, and where required on-site support and software Updates.

•                             Delivery of Updates and enhancements to End Users.

•                             NB - Upgrades must always be paid for as additional items.

•                             Electronic, telephone or in-person response to deal with any problem or software bug in the Product which is provided by Reseller to End Users in the Territory who have installed the Products that are under a standard warranty or to Service End Users.  Such response shall attempt (i) to identify the nature and extent of the End User’s problem, (ii) if appropriate, to obtain a copy of magnetic media, hard copy printout or electronic file forwarded over the Internet containing the problem or software bug to be forwarded promptly to Siemens electronically or by facsimile, and (iii) to advise the End User in the application of any recommended solution or workaround to such problem or bug.

•                             Telephone support to End Users during local office hours.

•                             Email support to End Users.

•                             Reseller shall inform Siemens promptly of any claims made by End Users under the Product warranties.  Reseller shall ensure that all such warranty claims shall be made promptly in writing and shall state the nature and details of the claim, the date the cause of the claim was first observed and the serial number of the Products concerned, if any.

Second Level Maintenance to be provided by Siemens to Reseller

•                             Preferred maintenance, to include priority telephone support, priority email support and where required software Updates.

•                             Delivery of Updates and enhancements.

•                             NB - Upgrades must always be paid for as additional items.

•                             Electronic, telephone or in-person response by Siemens to Reseller to deal with any problem or software bug in the Product that cannot be handled by Reseller alone under First Level Maintenance for End Users in the Territory who have installed Products that are under a standard warranty or Service End Users.  For such problems, and upon request by Reseller, Siemens may also provide support directly to End Users in the Territory, in each case during the hours Monday – Friday 9am to 6pm UK time (excluding Bank Holidays).

•                             Bug fixes.

•                             Unlimited email support during the hours Monday – Friday 9am to 6pm UK time (excluding Bank Holidays).

•                             Unlimited telephone support during the hours Monday – Friday 9am to 1am UK time (excluding Bank Holidays).

•                             On-site support at Reseller’s primary place of business after email and telephone support has been exhausted with no satisfactory resolution to the issue in question.

EXHIBIT E:           TRAINING

•                 Siemens shall provide up to ** days of training in the first year of this Agreement and up to ** days of training per year in subsequent years regarding the sale, demonstration, use, operation and support of the product to Reseller personnel.

•                 Siemens shall provide ** additional training ** for each major software Update.

•                 Training participation of up to ** people during training sessions.

•                 Training to take place at Reseller principal place of business.

•                 Additional training may be provided at ** per day (with a minimum of ** days per engagement) at Reseller’s principal place of business.  All costs of training (flights, accommodation, etc) will be the responsibility of Siemens.  Reseller shall provide at least 14 days prior notice for all training engagements.

** Confidential Treatment has been requested, the portion indicated has been redacted and the redacted portion has been separately filed with the Securities and Exchange Commission.

EXHIBIT F:           REPORTS

The regular reports to be provided by Reseller to Siemens shall include the following:

1.     For each new End User:

•                Name, address, telephone, fax number and contact person.

•                The Products installed for such End User.

•                The date of installation.

•                The licence fee payable by Reseller to Siemens for such End User.

2.     The total licence fees payable for that period.

3.     For each new Service End User:

•                Name, address, telephone, fax number and contact person.

•                The Products to be maintained.

•                The start date for maintenance.

•                The maintenance fee payable by Reseller to Siemens for such Service End User.

4.     The total maintenance fees payable for that period.

5.     Confirmation that all End Users have agreed to the terms of the End User Licence Agreement.

6.                The number of copies of the Products created for Reseller’s demonstration and other use in accordance with Article 5.2 in that period.

7.                The total number of copies of the Products created for Reseller’s demonstration and other use in accordance with Article 5.2 in existence.

8.     Confirmation that the information in the report is accurate and complete.

EXHIBIT G:          END USER LICENCE AGREEMENT

Fusion7D Licence Agreement

This Licence Agreement (“LICENCE”) and Limited Warranty set forth below constitutes a legally binding agreement between you the User or licensee, and/or purchaser (collectively or individually) and [INSERT RESELLER NAME, COMPANY NUMBER AND ADDRESS] (“Reseller”), covering the Use (as defined below) of the Siemens Products (as defined below).

By installing, downloading, accessing or otherwise Using the Siemens Products including the Software Products in any way, you agree to be bound by all of the terms, conditions and restrictions of this LICENCE.  Absent an Original Equipment Manufacturer (“OEM”) relationship with Siemens, and such OEM relationship requires Siemens to provide source code for the Software and/or Software Product(s) no source code for the Software shall ever be provided or subject to any licence hereunder.

If you do not agree with the terms, conditions and/or restrictions contained herein, Reseller does not grant a licence to Use the Siemens Products. In such event, you are not authorised to install, access, or otherwise in any way Use any of the Siemens Products to which this LICENCE pertains, and you should promptly contact Reseller and comply with its instructions on returning the Siemens Product(s) for a full or partial refund as applicable.

1       Definitions

The following definitions shall be relied upon and comprise a portion of this LICENCE wherever and whenever found in the document:

“Computer” means an electronic device that accepts information in digital or similar machine readable form and manipulates it to achieve a result initiated by a sequence of instructions.

“Documentation” shall mean any and all written materials including user manuals, “Read Me” files, product specifications, and/or other explanatory written materials associated with or pertaining to the Software or Software Products, as well as any and all Updates or Upgrades thereto which are made available to you from time-to-time by Siemens or through your Siemens Products Supplier.

“Excluded Field” means pre-clinical use, such as medical image processing to the pharmaceutical domain, in particular: (i) the processing and analysis of images acquired for research purposes to create and tune new treatments, on animal models or on human models, in vivo or in vitro; and (ii) phase I pharmaceutical trials (exploratory pharmaceutical trials, toxicity), phase II trials (study of doses, study of efficiency), phase III trials (study of efficiency for regulatory approval) and phase IV trials (study of the effects of the drug after approval for control and to quantitatively measure the socio-economical impact of the medical treatment).

“Hardware” means any computer system or computer system component that has been provided to you in conjunction with the Software Product, excluding any Software Licence Key devices.

“Maintenance and Support” means to service, maintain and support the intended functionality of the Software Product covered under this LICENCE for the benefit of both Siemens and the User/subscriber under the Service Level Agreement which separately governs maintenance and support.

“Maintenance and Support Term” means a twelve (12) calendar month period, or other period agreed to by Reseller, during which Reseller agrees to provide to the User the Maintenance and Support services in accordance with the Service Level Agreement.

“Service Level Agreement” (SLA) means a separate term limited, renewable, subscription for ongoing or continuous User desired Maintenance and Support of a Software Product for an associated Maintenance and Support Term which may be on the basis set out at Schedule 1.  Pursuant to the terms of the SLA between the User and Reseller, Reseller accepts certain responsibilities to maintain and support the functionality of only those versions or releases for which second level maintenance is provided to Reseller by Siemens as well as to make reasonable efforts to resolve problems encountered during the Use of the same in return for a pre-paid subscription fee.

“Siemens” means [Mirada Solutions Limited], a company registered in England under registered number 3417726 with registered office at 23-28 Hythe Bridge Street, Oxford, Oxfordshire OX1 2EP, England.

“Siemens Products” means Software, Software Products, Updates, Upgrades, and Documentation owned by and/or licensed to Siemens.

“Siemens Products Supplier” means Reseller or any Siemens approved and authorised source of supply from whom all or any portion of the Software Product is lawfully purchased and obtained, or through whom any Software Product was originally and lawfully acquired by one from whom you lawfully acceded to ownership and possession.  The Siemens Products Supplier may not be the source of supply for Hardware and only an authorised Siemens Products Supplier has a right to provide you the User with this LICENCE.

“Software” means the object code for the machine instructions associated with the user level software  known as Fusion 7D as embodied in the Software Products and licensed pursuant to the terms of this LICENCE.

“Software Licence Key” means any software system or physical hardware device (e.g. a ‘dongle’) used in conjunction with the Software to manage, control and restrict access to the Software.

“Software Product(s)” means any and all media having Software stored thereon, including but not limited to any and all content storage devices such as disks(s), CD-ROM(s), DVD, tapes, USB memory devices, etc., capable of storing files, subroutines, program statements or the like in machine readable object code as such media is used by

Siemens to distribute the Software, together with any associated Software Licence Key.

“Update” means a change to the Software, including modifications such as a ‘bug fix’ or program patch, or which improves existing functions or features of the Software.

“Upgrade” means an enhancement or change to a newer version of the Software Products which increases the performance of the Software by adding new features or functionality.

“Use”, “Used” or “Using”, etc., means to install, access, manipulate data through operation of the Software and/or any of its features, or to otherwise benefit from the functionality of the Software via a Software Product or the Documentation.

“User” is one who directly, or indirectly through the operation or manipulation of any hardware device capable of functioning in response to machine readable object code or BIOS, as well as any other software programs functionally connected to the Software, Uses the software.

“Warranty Period” means twelve (12) months from the date of delivery to you of the Software Product.

2       Grant of LICENCE

This LICENCE grants you the User a non-exclusive right to install, Use, access, display and run one (1) installation of the Software Product on one (1) Computer in accordance with the terms of this LICENCE.

The Software Product may not be installed, accessed, displayed, run, shared or Used concurrently on or from different Computers, and is not authorised for use across a network environment.

NO PART OF THIS LICENCE SHALL GRANT THE USER ANY RIGHT TO COPY ANY OF THE SIEMENS PRODUCTS.  ANY AND ALL COPYING OF THE SIEMENS PRODUCTS THAT IS INCONSISTENT WITH ALL APPLICABLE LAWS, NATIONAL AND INTERNATIONAL TREATIES GOVERNING SOFTWARE PIRACY AND ILLEGAL DISTRIBUTION, IS COMPLETELY AND TOTALLY PROHIBITED.

Siemens and its Siemens Products Supplier(s) expressly reserve all rights not granted to the User of the Software Products covered by this LICENCE.

3       Limitations and additional rights

This LICENCE grants the licence rights to the User only if the Software and Software Product is genuine, as determined by Siemens, and has been supplied by Reseller after confirmation that the Software Products in question has been duly and properly purchased from Reseller in order for the purchaser to receive this LICENCE or any licence to Use the Siemens Products.  The Software, Software Product(s) and Documentation is/are owned by Siemens or its suppliers and is protected by copyright law and international copyright treaty.  Siemens and/or its suppliers and licensors retain title to the Software and/or Software Product and all associated intellectual property rights attributable and apportioned thereto.

The licence granted by Reseller under this LICENCE permits use of the Siemens Products for clinical use, but specifically excludes use in the Excluded Field.  Accordingly you shall not use the Siemens Products in the Excluded Field.

You acknowledge that the Software and Software Product in source code form is and remains a confidential trade secret of Reseller, Siemens and/or its suppliers and licensors and therefore you agree not to modify the Software Product or attempt to reverse engineer, decompile, or disassemble the Software Product to in any way access or discover the source code except to the extent expressly required to be permitted by law.  Furthermore you explicitly undertake not to bypass, subvert or render ineffective or to attempt to bypass, subvert or render ineffective any Software Licence Key elements or their interfaces within the Software.

You further undertake to keep confidential all information embodied in the Software or any other information notified to you as being confidential and not to use such information other than for the intended purposes for which the Software and Software Products are subject to the LICENCE hereunder as well as the permissible Use of the Software Product, or receipt of Maintenance and Support in accordance with this LICENCE.

Except as expressly agreed in writing by Reseller, you may not transfer, rent, lease, lend, copy, modify, sub-license, time-share or electronically transmit or receive the Software, Software Product, media or Documentation, or assign, license or sub-license the same under this LICENCE. The preceding restriction includes a prohibition on using the Software Product to provide commercial hosting services or for the benefit of any third party.

All Hardware items provided with the Software Product are warranted, licensed and supported under separate specific agreements as provided by the original manufacturer thereof, and Reseller makes no representation and expressly disclaims any and all warranty in respect of such Hardware items under this LICENCE.

If the Software Product is sold as a combined package with associated Hardware, then the Software Product is licensed with the Hardware as a single integrated product. The Software Product may only be used with the associated Hardware as supplied.  If the Software Product is licensed as a single product, its component parts may not be separated or be disassociated from the whole for Use on more than one (1) Computer.

If you have purchased an Upgrade version of the Software Product or you have been provided with an Upgrade version of the Software Product under any Maintenance and Support agreement, it constitutes a single product with the Software Product that you upgraded. You may Use the Upgrade version of the Software Product only in accordance with this LICENCE.

Any additional software provided by Siemens or a Siemens Product Supplier to you, which updates or supplements the original Software Product is governed by this LICENCE unless alternative terms are provided with such updates or supplements as issued by Siemens or a Siemens Product Supplier.

Siemens has been granted licences to distribute certain third party programs. As a condition of those permissions and licences, Siemens is required to distribute the programs subject to specific terms and conditions, which may be different from or additional to those contained herein for the Siemens Products. Any software provided along with the Siemens Products that is associated with a separate user licence agreement is licensed to you under the terms of that licence agreement in addition to the prohibition of copying as set forth in this LICENCE. You understand and agree that acceptance of this LICENCE also confirms your acceptance of the applicable provisions for use of such third party programs. If you breach the applicable provisions of any third party’s licence terms then that shall also be considered a material breach of this LICENCE.

You may receive the Software Product in more than one medium. Regardless of the type or size of medium you receive, you may use only one (1) medium that is appropriate for the Computer. You may not use or install the other medium on another computer. You may not loan, rent, lease, lend or otherwise transfer the other medium to another person, user or entity, except as part of any permitted permanent transfer of the Software Product in accordance with this LICENCE.

4       Intellectual Property Indemnity

Reseller shall indemnify you against any claim that the normal use or possession of the Software Products infringes the intellectual property rights of any third party provided that Reseller and/or Siemens is given immediate and complete control of such claim, that you do not prejudice Reseller or Siemens’ defence of such claim, you give Reseller and/or Siemens all reasonable assistance with such claim and that the claim does not arise as a result of the use of the Software Products otherwise than in accordance with the terms of this LICENCE or with any equipment or programs not approved by Reseller.  If a Software Product is found to infringe any such third party intellectual property right, at Reseller’s sole discretion and expense, Reseller may (i) obtain a licence from such third party for your benefit, or (ii) replace or modify the Software Product so that it is no longer infringing, or (iii) terminate this LICENCE and refund to you all amounts previously paid by you for the Software Products less a reasonable amount to reflect any period of Use of the Software Product by you up to the date of such termination.  The foregoing states the entire liability of Reseller and/or Siemens to you in respect of the infringement of the intellectual property rights of any third party.

5       Maintenance and Support

During the Warranty Period Reseller shall deliver to you without additional charge any subsequent Update version releases of the Software Products which may be released and applicable to the Software Product licence you have purchased.

During the Warranty Period you are entitled to receive Maintenance and Support services from Reseller in relation to the Software Product as set out in Schedule 1.

During any paid Maintenance and Support Term, if applicable, you are entitled to receive Maintenance and Support services from Reseller in relation to the Software Product, in accordance with your Service Level Agreement (“SLA”).

If your entitlement to Maintenance and Support services and your SLA should lapse for any reason, or be revoked for any reason, then Reseller may at its discretion grant you permission to re-subscribe for another Maintenance and Support Term so that the Maintenance and Support services are not interrupted, and your entitlement to Maintenance and Support services is re-established by the payment of an appropriate fee for a new SLA covering your existing Software Product version.  However, Reseller, in it’s sole discretion may require you to purchase additional product Upgrades as necessary prerequisites to any Maintenance and Support services in order to bring your then current version of the Software Product to the most current version thereof (i.e., the latest released version), before any new Maintenance and Support SLA may be entered into or enjoyed.  Reseller has the option to maintain and support only the most up-to-date version of the Siemens Products.

No warranty is given, express or implied, that the Software Product is compatible with, or capable of running on the same Computer as, any third party software product. Reseller does not undertake to make the then existing product compatible with any other such product, or with any other use of the Computer then running the Software Product in accordance with the instructions, whether the Software Product is sold as a combined package with associated hardware, or whether the Computer is supplied by a third party.

Reseller does not undertake to repair any malfunction caused by any such incompatible use. Reseller shall not be liable to remedy any damage caused by virus attack, hacking, or any damage caused by the actions of third parties to which the Software Product has been exposed through connection to any networks, including public, private, world wide web and intranets.

Reseller reserves the option to discontinue, in whole or in part, providing Maintenance and Support for any version or release of the Siemens Products, provided that if you have a current and fully paid up Maintenance and Support agreement in place with Reseller for such Siemens Product, Reseller may do so only if it offers to you free of charge a version or release of that Siemens Product for which it is prepared to continue providing Maintenance and Support.

6       Your Obligations

Among other things, you undertake to ensure that any premises at which Reseller staff or representatives are required to perform Maintenance and Support services under this LICENCE comply with all applicable health and safety legislation and are safe, secure and suitably equipped for the performance of such services and you shall indemnify Reseller against any loss, liability, expense or cost which it incurs in relation to your breach of this undertaking.

By accepting the Software, as evidenced by the installation and Use of it on a Computer owned, leased or operated by you, the licensee hereunder, you acknowledge that you have been fully appraised and made aware of the approved uses of the Software and you further agree not to misuse the Software or enable or encourage others to misuse the Software.

You agree that your Use, or that of your authorised designees who Use the software at your direction, under your supervision, or within your employ, under this LICENCE have been made aware of the terms and provisions of this LICENCE and such Use is limited solely to the uses for which the Software has been approved.  Furthermore you further agree that you will not use or encourage the use of the Software for any purpose other than the purpose for which the Software was intended (with the prior understanding of the limitations on the uses of the Software).

You undertake to comply with the reasonable instructions and recommendations of Reseller and/or Siemens as to the Use of the Software Product set out in any Documentation or issued from time to time during the course of provision of the Maintenance and Support services and Reseller and Siemens shall not be liable for any defect or failure of the Software Product which could have been avoided other than by your compliance with such Documentation, instructions or recommendations.

You undertake to take reasonable care of the Siemens Products, and specifically the Software Products by protecting and insulating the Computer from physical damage, power surges and cut-offs; protection of the network to which the Computer may be connected (and while having the understanding that the Software and Software Products are not licensed for use over a network); protection from virus transmission, hacking, and any other harmful actions of third parties; and the maintenance of any backups or other data protection measures specified in the documentation.

You further acknowledge responsibility for the implementation and enforcement of any data protection, data security and data confidentiality measures which are appropriate to your use of the Software, and for the appropriate and correct use of any such measures which form part of the Computer’s operating system.

You undertake that, during any Maintenance and Support Term and for a period of one (1) year following termination of such Maintenance and Support Term, you will not employ, sub-contract or otherwise engage employees or contractors of, or for, Reseller or Siemens.

7       Termination

Without prejudice to any other rights or remedies available to it, Reseller may terminate this LICENCE and the licence herein shall automatically terminate if you do not abide by the terms and conditions contained herein. Upon termination, you shall immediately cease Using and shall return to Reseller any and all copies of the Siemens Products including any and all Software, Software Products, any and all uninstalled Upgrade, as well as the Documentation and all of their component parts in your possession or under your control.

Reseller may IMMEDIATELY AND WITHOUT NOTICE terminate this LICENCE and any and all Maintenance and Support of the Siemens Products in the event of your bankruptcy or insolvency, in the event a receiver or administrative receiver is appointed over all or any part of your undertaking or assets or if you have passed a resolution for winding up (other than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction) or a court of competent jurisdiction has made an order to that effect or you have entered into any voluntary arrangement with your creditors or shall become subject to an administration order or shall cease to carry on business, or any event analogous to any of the foregoing events has occurred in any other jurisdiction.

8       Limited warranty / limitation of remedies

Reseller warrants that it has the right to grant the licence rights hereunder. Reseller warrants that the Software Product, as updated and when properly Used, will perform substantially in accordance with the functional specification for the Software Product as contained in the applicable Documentation for the purposes intended, and the Software media will be free from material defects in materials and workmanship, for the Warranty Period.  Although Reseller uses all reasonable efforts to ensure that the Software Product is free from viruses, no warranty is given or is to be implied that the Software or Software Products and distribution media will be free from viruses.

Any warranty claims by you shall be made promptly in writing and shall state the nature and details of the claim, the date the cause of the claim was first observed and the serial number of the Software Products concerned, if any.

Reseller’s, Siemens’ and its suppliers’ entire liability and your exclusive remedy for breach of warranty shall be, at Reseller’s option, either (a) the correction or workaround by Reseller of defects within a reasonable time, or (b) should such correction or workaround prove neither satisfactory or practical, termination of this LICENCE and refund of the price paid less a reasonable amount to reflect any period of Use of the Software Product by you up to the date of such termination.

This Limited Warranty is void if failure of the Software Product has resulted from accident, abuse, or misapplication of the Software and/or Software Product, an unapproved or unauthorised Use of the Software or Software Products, or a modification of the Software Product in any manner or by any person not approved in writing by Reseller.  The remedies described in this section shall be available in respect of any replacement Software for the remainder of the original warranty period.

To the maximum extent permitted by applicable law, Reseller, Siemens and its suppliers disclaim all other warranties and conditions, either express or implied by statute or otherwise, including, but not limited to, implied warranties of satisfactory quality, merchantability, fitness for a particular purpose, title, and non-infringement, with regard to the software, and the provision of or failure to provide support services. This limited warranty gives you specific legal rights. You may have others, which vary from state/jurisdiction to state/jurisdiction.

To the maximum extent permitted by applicable law, in no event shall Reseller, Siemens or its suppliers be liable for any loss of data, loss of business profits, loss of anticipated savings, business interruption, loss of business information, or any other pecuniary loss including without limitation loss of profits or revenue or loss of anticipated benefits or any special, incidental, indirect, or consequential damages whatsoever arising out of the use of or inability to use the Software Product or the provision of or failure to provide support services whether in contract, tort (including negligence) or otherwise, even if Reseller or Siemens has been advised of the possibility of such damages. In any case, Reseller’s entire liability under any provision of this LICENCE shall be limited to the amount actually paid by you for the Software Product; provided, however, if you have entered into a Maintenance and Support agreement, Reseller’s entire liability regarding support services shall be governed by the terms of that agreement. Because some states and jurisdictions do not allow the exclusion or limitation of liability, the above limitation may not apply to you.

Reseller does not exclude any liability for death or personal injury caused by its negligence or for fraudulent misrepresentation.

9       High risk activities

The Software is not fault-tolerant and is not designed, manufactured or intended for use or resale in hazardous environments requiring fail-safe performance, in which the failure of the Software could lead directly to death, personal injury, or severe physical or environmental damage (“High Risk Activities”). Reseller, Siemens and its suppliers specifically disclaim any and all express or implied warranty of fitness for a particular purpose as mentioned above, including High Risk Activities.

10    Compliance with licences

If you are a business or organisation, you agree that upon request from Siemens or a Siemens Products Supplier, you will within thirty (30) days fully document and certify that use of any and all Software at the time of the request is in conformity with your valid licences from Reseller.

11    General provisions

In the absence of appropriate exemption certificate(s), you shall pay any duties, customs, sales or use tax liabilities which may attach to this LICENCE.

This LICENCE is personal to you and you shall not assign, sub-licence or otherwise transfer this LICENCE or any rights or obligations under it in whole or in part.

If any part of this LICENCE is found void and unenforceable, it will not affect the validity of the balance of the LICENCE, which shall remain valid and enforceable according to its terms.

This LICENCE shall not prejudice the statutory rights of any party dealing as a consumer.

This LICENCE may only be modified by a writing signed by an authorised officer of Reseller.

Reseller may licence Updates to you with additional or different terms.

This is the entire agreement between Reseller and you relating to the Siemens Products and it supersedes any prior representations, discussions, undertakings, communications or advertising relating to the Siemens Products.

No failure by a party in exercising any right, power or privilege hereunder shall constitute a waiver by such party of any such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise of any such right, power or privilege.

Siemens has the right to enforce any term of this LICENCE on behalf of itself or as if it were Reseller.  No other person who is not a party to this LICENCE has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this LICENCE but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

This LICENCE is governed by the laws of England and you submit to the non-exclusive jurisdiction of the English courts.

12    Third Party Licences

This application may include components licensed under the following conditions:

The Apache Software Licence, Version 1.1. Copyright (c) 2000 The Apache Software Foundation.  All rights reserved. Redistribution and use in source and binary forms, with or without modification, are permitted provided that the following conditions are met:

1.           Redistributions of source code must retain the above copyright notice, this list of conditions and the following disclaimer.

2.           Redistributions in binary form must reproduce the above copyright notice, this list of conditions and the following disclaimer in the documentation and/or other materials provided with the distribution.

3.           The end-user documentation included with the redistribution, if any, must include the following acknowledgment:  “This product includes software developed by the Apache Software Foundation (http://www.apache.org/). Alternately, this acknowledgment may appear in the software itself, if and wherever such third-party acknowledgments normally appear.

4.           The names “Apache” and “Apache Software Foundation” must not be used to endorse or promote products derived from this software without prior written permission. For written permission, please contact apache@apache.org.

5.           Products derived from this software may not be called “Apache”, nor may “Apache” appear in their name, without prior written permission of the Apache Software Foundation.

This software is provided “as is” and any expressed or implied warranties, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose are disclaimed.  In no event shall the apache software foundation or its contributors be liable for any direct, indirect, incidental, special, exemplary, or consequential damages (including, but not limited to, procurement of substitute goods or services; loss of use, data, or profits; or business interruption) however caused and on any theory of liability, whether in contract, strict liability, or tort (including negligence or otherwise) arising in any way out of the use of this software, even if advised of the possibility of such damage.

This software consists of voluntary contributions made by many individuals on behalf of the Apache Software Foundation.  For more information on the Apache Software Foundation, please see <http://www.apache.org/>.

Portions of this software are based upon public domain software originally written at the National Center for Supercomputing Applications, University of Illinois, Urbana-Champaign.

AS WITNESS the Parties’ duly authorised representatives have signed this LICENCE on the date given below.

[FULL NAME OF RESELLER]

Name:
Title:
Date:
[FULL NAME OF END USER]

Name:
Title:
Date:

Schedule 1 - Maintenance and Support

•                     Preferred maintenance, to include priority telephone support, priority email support, and where required on-site support and software updates.

•                     Updates and enhancements.

•                     NB - Upgrades must always be paid for as additional items.

•                     Electronic, telephone or in-person response to deal with any problem or software bug in any Software Product that is under warranty.  Such response shall attempt (i) to identify the nature and extent of the problem, (ii) if appropriate, to obtain a copy of magnetic media, hard copy printout or electronic file forwarded over the Internet containing the problem or software bug to be forwarded promptly to Reseller electronically or by facsimile, and (iii) to advise you in the application of any recommended solution or workaround to such problem or bug.

•                     Telephone support during local office hours.

•                     Email support.